JOINT VENTURE AGREEMENT

Ranosys Technologies Pvt. Ltd., a corporation organized under the laws of India, ("Ranosys") and Weyland Tech Inc., a Delaware corporation, ("WEYL") after several consultations with each other shown the intention to co-operate with each other and enter into a joint venture relationship for dated 26th day of November 2015, pursuant to which both will incorporate a new company in India with 50%-50% equity.

IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

- 50% equity for each company in CreateApp India Pvt Ltd. This can be changed on mutual agreement.
- Both companies will mutually prepare memorandum of association for the new company
- WEYL holds copyright of CreateApp platform and that will be assigned to the new joint venture company.
- New company will develop the CreateApp platform as per Indian market and will hold copyright and intellectual property right for the modified platform.
- Ranosys and WEYL both agree that none of them will be liable to other for any losses arising from this agreement.

- This Agreement shall be governed in all respects by the laws of Country of India without giving effect to its choice of laws principles or conflict of laws provisions. Any dispute and /or differences shall be referred to a single Arbitrator In accordance with the provisions of the Indian Arbitration & Conciliation Act, 1996.

IN WITNESS WHEREOF, the parties hereto have caused this Joint Venture Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Rameshwar Vyas
CEO
Ranosys Technologies Pvt. Ltd

Eddie Foong Wai Keong
Chief Operating Officer
Weyland Tech, Inc.